                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                       Three Months Ended March 31, 1999

                 (In thousands, except share per share amount)


                                                            Number of Shares    Percent Outstanding          Equivalent Shares
                                                            ----------------    -------------------          -----------------
1997  Common Stock Offering                                              639                 100.00%                       639
1998  Common Stock Offering                                       15,000,000                 100.00%                15,000,000
Preferred Stock Converted to Common Stock                         60,511,692                 100.00%                60,511,692
Treasury Shares                                                      (37,968)                 55.56%                   (21,096)
1999 Employee Stock Discount Purchase Plan Shares Issued              66,936                  96.67%                    64,706
                                                                                                                  ------------
                                                                                                                  $ 75,555,941

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                               $ 75,555,941

NET LOSS APPLICABLE TO COMMON STOCK                                                                               $    (49,126)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                             $      (0.65)
                                                                                                                  ============
